Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of Hennessy Advisors, Inc. on Form S-3 (No. 333-275964 and S-8 (Nos. 333-276980 and 333-188439) of our report dated December 3, 2025, with respect to our audit of the financial statements of Hennessy Advisors, Inc. as of September 30, 2025 and for the year ended September 30, 2025, which report is included in this Annual Report on Form 10-K of Hennessy Advisors, Inc. for the year ended September 30, 2025.

/s/ CBIZ CPAs P.C.

San Francisco, California

December 3, 2025